Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Reports 2009 Net Income of $22.4 Million

NOVATO, CA — March 8, 2010 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported strong revenues, net income and earnings per share in 2009, reflecting continued growth in its lease portfolio, higher maintenance reserve revenues and lower borrowing costs.  For the full year, net income available to common shareholders totaled $19.2 million, or $2.14 per diluted common share, compared to the record results posted in 2008 of $23.5 million, or $2.68 per diluted share, which was bolstered by a significant gain on the sale of a portfolio of engines. Partly due to the inclusion of tax adjustments of $2.3 million, Willis Lease earned $0.2 million, or $0.03 per diluted common share, on revenues of $38.8 million in the fourth quarter, compared to $3.6 million, or $0.41 per diluted share, on revenues of $37.4 million, in the like quarter a year ago.

2009 Highlights (at or for the year ended December 31, 2009 compared to December 31, 2008)

•                  The lease portfolio increased 18% from a year ago to $976.8 million, with seven engines worth $62.0 million added in the last six weeks of the year, having little impact on 2009 revenues.

•                  Operating cash flows increased 71% to $88.5 million.

•                  Average utilization was 90% compared to 93% a year ago.

•                  Lease rent revenues of $102.4 million were unchanged from a year ago reflecting lower portfolio utilization and pressure on lease rates for certain engine types.

•                  Maintenance reserve revenues contributed $46.0 million to revenue compared to $33.7 million a year ago.

•                  Gains from sales of engines were significantly lower in 2009 at $1.0 million, with the sale of five engines, compared to $12.8 million in 2008 when thirteen engines and two helicopters were sold.

•                  Revenue was down 1.5% for the year, primarily due to lower gains from sale of equipment and a drop in other income resulting from $3.2 million of settlement payments that boosted other income a year ago.

•                  Total net finance costs fell 5.2% reflecting lower interest costs tied to LIBOR and a second quarter gain on debt extinguishment of $0.9 million generated from debt repurchase.

•                  Purchased 21 engines worth $197.5 million and sold or consigned 12 engines, ending the year with 169 engines in the portfolio.

•                  Closed a new three-year $240 million revolver in November 2009, with an interest rate equal to one month LIBOR plus 3.5%.

•                  Liquidity available from warehouse and revolving credit facilities was $72 million at year end, down from $242 million a year ago.

•                  Book value per common share increased 16% to $20.57 compared to $17.66 a year ago.

“We posted the second best year in our history, with 2009 results closely behind those reported in 2008, which was a record year in terms of revenue, profits and earnings per share,” said Charles F. Willis, President and CEO. “It is noteworthy that we accomplished these results without the significant gains on sales of engines that we had in 2008.  In 2008, market conditions were very favorable, and we took advantage of that by harvesting some of the gains built up within our portfolio. In 2009, due mainly to the turmoil in the financial markets early in the year, market conditions were not favorable enough for us to pursue a multi-engine sale.  However, we did sell five engines for a small overall gain, but the purpose was to exit some older engine types and reinvest in new engines.  As market conditions permit, we will continue to sell engines from our portfolio on an opportunistic basis - just as we always have.”

“Despite a very difficult credit market in 2009, we closed a new three-year revolver with an impressive group of banks led by Union Bank (as Agent and Lead Arranger) and Wells Fargo (as Co-Lead Arranger), and we did so at attractive rates,” added Willis. “Access to capital is a fundamental driver of our business model, and our strong relationships with the international finance community continue to be one of the keys to our success.”

“Last year was a tough year for many participants in the aviation industry,” continued Willis. “Revenues were down.  Aircraft were parked.  Companies went bankrupt.  Financing was hard to come by.  Shop visits were deferred. What is it about Willis Lease that has allowed it to not only survive but prosper during these times?  It’s because we have the types of engines our customers need, and our leases enable them to conserve cash in this difficult environment when ‘cash is king’ - it’s that simple.  It’s also because we have the financial resources and experienced staff that we need to be successful. I can’t predict when industry conditions will return to ‘normal,’ but I have confidence that Willis Lease will continue to be a leading performer in the engine leasing business.”

“Over the past few years, we have adjusted the mix of engines within our portfolio to reduce the number of older engines and to build our inventory of new generation, modern, fuel efficient engines,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing. “This strategy has proven to be successful, as demand for these types of engines outpaces that of the older engine types. With the purchase of 73 new engines over the past five years totaling $633 million, the average age of our engine portfolio has dropped to 5.7 years from 8.6 years at the beginning of that period.  For example, since the end of 2004 (through engine sales and consignments for part-out), we have reduced our JT8D-200 fleet of engines from 25 with a net book value of $55 million, to 3 having a net book value of $1 million. We have made similar reductions in other older engine types and expect to continue this adjustment process.”

“The new engines we have acquired over the last five years have been a major factor in enabling us to maintain a respectable utilization rate during the current downturn in the industry,” Nunemaker continued.  “Demand for newer narrowbody engines has remained relatively strong, while widebody engine demand has exhibited some weakness.  This mirrors the current demand situation for narrowbody versus widebody aircraft, with a significant number of widebody aircraft parked compared to relatively few newer B737-NG and A320 aircraft.”

“We were very pleased with our cash generation in 2009, as cash flow from operations jumped 71% from the prior year. Engine leasing has always been a very strong cash flow business, and our performance in 2009 proved that this remains the case during difficult economic times when the aviation sector is under pressure,” said Brad Forsyth, Chief Financial Officer. “With interest rates still at historic lows, our interest expenses were down 6.8% in 2009 from 2008. In addition, we benefitted from the volatility in the bond market by repurchasing and retiring some of our debt at a discount, which further reduced net finance costs this year by $0.9 million. We believe that interest rates will begin to move up as the economy continues its recovery.  As such, we have increased our interest rate swap positions during 2009 by $275 million in order to lock in today’s low rates for the next four to five years. For example, at current one month LIBOR of 0.23% and current 5 year swap rates of 2.50%, every $10 million in added swaps increases our annual interest expense by $227,000. By adhering to this strategy, we have sacrificed short term profitability in order to protect ourselves from interest rate hikes over the long term. As a result, our hedged position has increased to approximately 73% of our debt at the end of 2009, much higher than our historical hedging position of approximately 50% of debt levels.”

“A change in 2009 in the method used to allocate revenue within various US states resulted in a reduction in the state income tax rate that is used to calculate the company’s combined federal and state income tax provision. However, higher usage of our lease assets in certain high tax states in 2009 contributed to a year end adjustment of $1.6 million, increasing our fourth quarter tax expense, resulting from the adjustment of the tax rate applied to deferred taxes. A further tax adjustment was recorded in the fourth quarter totaling $0.7 million arising from the tax treatment of specific items related to 2007 and 2008,” Forsyth added. The company’s effective combined federal/state tax rate is approximately 36%.

Balance Sheet

In 2009, we purchased 21 new generation engines and sold or consigned 12 older model engines.  At December 31, 2009, the Company had 169 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $976.8 million, compared to 160 commercial aircraft engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $829.7 million a year ago. As a result of the engine portfolio growth, Willis Lease increased its total assets 11.7% to $1.1 billion at December 31, 2009, compared to $982.7 million a year ago.  The Company’s funded debt-to-equity ratio was 3.29 to 1 at December 31, 2009, compared to 3.34 to 1 a year ago.

“With our stock continuing to trade at levels below book value, we announced a share repurchase program at the end of 2009 which allows the Company to buy back shares of common stock up to as much as $10 million per year over a three year period,” Forsyth noted.  “Thus far, we have repurchased some stock under the program and will use this program when appropriate as part of our overall capital management strategy with a view to enhancing shareholder value.”

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2009	2008	Change	2009	2008	Change
REVENUE
Lease rent revenue	$25,406	$25,380	0.1%	$102,390	$102,421	(0.0)%
Maintenance reserve revenue	12,986	9,633	34.8%	46,049	33,716	36.6%
Gain on sale of leased equipment	308	28	1000.0%	1,043	12,846	(91.9)%
Other income	129	2,388	(94.6)%	958	3,823	(74.9)%
Total revenue	38,829	37,429	3.7%	150,440	152,806	(1.5)%

EXPENSES
Depreciation expense	11,748	9,631	22.0%	44,091	37,438	17.8%
Write-down of equipment	3,112	3,982	(21.8)%	6,133	6,655	(7.8)%
General and administrative	6,418	6,891	(6.9)%	26,765	27,085	(1.2)%
Technical expense	2,915	1,104	164.0%	7,149	3,673	94.6%
Net finance costs:
Interest expense	9,683	9,651	0.3%	36,013	38,640	(6.8)%
Interest income	(34)	(411)	(91.7)%	(280)	(1,887)	(85.2)%
Net (gain)/loss on debt extinguishment	19	—	0.0%	(876)	—	0.0%
Total net finance costs	9,668	9,240	4.6%	34,857	36,753	(5.2)%
Total expenses	33,861	30,848	9.8%	118,995	111,604	6.6%

Earnings from operations	4,968	6,581	(24.5)%	31,445	41,202	(23.7)%

Earnings from joint venture	252	232	8.6%	942	797	18.2%

Income before income taxes	5,220	6,813	(23.4)%	32,387	41,999	(22.9)%
Income tax expense	4,193	2,464	70.2%	10,020	15,398	(34.9)%
Net income	$1,027	$4,349	(76.4)%	$22,367	$26,601	(15.9)%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	3,128	3,128	0.0%
Net income attributable to common shareholders	$245	$3,567	(93.1)%	$19,239	$23,473	(18.0)%

Basic earnings per common share	$0.03	$0.43		$2.30	$2.85

Diluted earnings per common share	$0.03	$0.41		$2.14	$2.68

Average common shares outstanding	8,414	8,300		8,364	8,242
Diluted average common shares outstanding	9,072	8,787		8,983	8,760

Consolidated Balance Sheets

(In thousands, except share data, audited)

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$2,056	$8,618
Restricted cash	59,630	69,194
Equipment held for operating lease, less accumulated depreciation	976,822	829,739
Equipment held for sale	14,263	21,191
Operating lease related receivable, net of allowances	5,783	8,010
Notes receivable	943	—
Investments	10,701	10,434
Assets under derivative instruments	3,689	276
Property, equipment & furnishings, less accumulated depreciation	7,296	7,751
Equipment purchase deposits	2,082	13,474
Other assets	14,437	14,025
Total assets	$1,097,702	$982,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$14,352	$12,732
Liabilities under derivative instruments	11,584	20,810
Deferred income taxes	69,118	56,118
Notes payable	726,235	641,125
Maintenance reserves	46,752	49,158
Security deposits	5,481	5,179
Unearned lease revenue	3,387	5,383
Total liabilities	876,909	790,505

Shareholders’ equity:
Preferred stock	$31,915	$31,915
Common stock ($0.01 par value)	92	91
Paid-in capital in excess of par	60,671	57,939
Retained earnings	136,402	117,163
Accumulated other comprehensive loss, net of tax benefit	(8,287)	(14,901)
Total shareholders’ equity	220,793	192,207

Total liabilities and shareholders’ equity	$1,097,702	$982,712

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Twelve Months Ended
	December 31,
	2009	2008	2007	2006	2005
REVENUE
Lease rent revenue	$102,390	$102,421	$86,084	$69,230	$63,119
Maintenance reserve revenue	46,049	33,716	28,169	32,744	15,983
Gain/(loss) on sale of leased equipment	1,043	12,846	7,389	3,781	(1,844)
Other income	958	3,823	768	300	366
Total revenue	150,440	152,806	122,410	106,055	77,624

EXPENSES
Depreciation expense	44,091	37,438	31,136	26,255	25,786
Write-down of equipment	6,133	6,655	4,335	3,389	6,781
General and administrative	26,765	27,085	20,551	19,995	16,618
Technical expense	7,149	3,673	2,543	1,544	986
Net finance costs:
Interest expense	36,013	38,640	37,940	31,610	24,514
Interest income	(280)	(1,887)	(3,795)	(3,082)	(1,541)
Realized and unrealized (gains)/losses on derivative instruments	—	—	—	(153)	(1,589)
Net (gain)/loss on debt extinguishment	(876)	—	2,667	—	1,375
Total net finance costs	34,857	36,753	36,812	28,375	22,759
Total expenses	118,995	111,604	95,377	79,558	72,930

Earnings from operations	31,445	41,202	27,033	26,497	4,694

Earnings from joint venture	942	797	700	466	—

Income before income taxes	32,387	41,999	27,733	26,963	4,694
Income tax expense	10,020	15,398	10,069	9,077	1,053
Net income	$22,367	$26,601	$17,664	$17,886	$3,641

Preferred stock dividends paid and declared-Series A	3,128	3,128	3,128	2,945	—
Net income attributable to common shareholders	$19,239	$23,473	$14,536	$14,941	$3,641

Basic earnings per common share	$2.30	$2.85	$1.79	$1.63	$0.40

Diluted earnings per common share	$2.14	$2.68	$1.66	$1.56	$0.38

Average common shares outstanding	8,364	8,242	8,115	9,169	9,075
Diluted average common shares outstanding	8,983	8,760	8,742	9,606	9,515

Note:  Transmitted on GlobeNewswire on March 8, 2010 at 5:30 a.m. PST.